State of Delaware
Secretary of State
Division of Corporations
Delivered 10:17 AM 01/13/2022
FILED 10:17 AM 01/13/2022
SR 20220116724 - File Number 2624514

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF SERIES A PREFERRED STOCK
OF
Descrypto Holdings, Inc.
a Delaware corporation

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, the undersigned Chief Executive Officer of Descrypto Holdings, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, does hereby make this Certificate of Designations of Preferences and Rights of Series A Preferred Stock (this "Certificate of Designations") and DOES HEREBY CERTIFY that pursuant to the authority contained in the Corporation's Certificate of Incorporation, and pursuant to Section 151 of the General Corporation Law of the State of Delaware and in accordance with the provisions of the resolution creating a series of the class of the Corporation's authorized Preferred Stock designated as Series A Super Voting Preferred Stock, as follows:

FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance by the Corporation of 10,000,000,000 shares of common stock, $0.0001 par value per share (the "Common Stock") and 50,000,000 shares of preferred stock, par value $0.0001 per share (the "Preferred Stock"), and, further, authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

SECOND: By unanimous written consent of the Board of Directors of the Corporation dated January 10, 2022, the Board of Directors designated two hundred thousand (200,000) shares of the Preferred Stock as Series A Preferred Stock, par value $0.0001 per share (the "Series A Stock"), pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

SERIES A PREFERRED STOCK

Section 1. Powers and Rights of Series A Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as the Series A Preferred Stock, par value $0.0001 per share, of the Corporation (the "Series A Stock"). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series A Stock shall be as set forth in this Certificate of Designations of Preferences and Rights of Series A Preferred Stock (this

"Certificate of Designations"). For purposes hereon, a holder of a share or shares of Series A Stock, with respect to their rights as related to the Series A Stock, shall be referred to as a "Series A Holder."

Section 2. Number. The number of authorized shares of the Series A Stock is two hundred thousand (200,000) shares.

Section 3. Conversion. Subject to the terms and conditions herein, each share of Series A Stock shall be convertible into shares of common stock, par value $0.0001 per share, of the Corporation (the "Common Stock") as set forth herein (the "Conversion Shares") and subject to the conditions as set forth herein.

(a) Timing of Conversions. Each share of Series A Stock shall be convertible into Conversion Shares at the election of the applicable Series A Holder at any time.

(b) Number of Conversion Shares. Each share of Series A Stock shall initially be convertible into one thousand (1,000) Conversion Shares.

(c) Adjustment. In the event of any forward or reverse split of the Common Stock, the conversion ratio of the Series A Stock shall be proportionately and equitably adjusted automatically. By way of example and not limitation, in the event of a one-for-two reverse split of the Common Stock, whereby each two shares of Common Stock are converted into one share of Common Stock, each share of Series A Stock not so converted as of such time shall thereafter be convertible into five hundred (500) shares of Common Stock (subject to the provisions of Section 3(e)). By way of further example and not limitation, in the event of a two-for-one forward split of the Common Stock, whereby each share of Common Stock is converted into two shares of Common Stock, each share of Series A Stock not so converted as of such time shall thereafter be convertible into two thousand (2,000) shares of Common Stock.

(d) Conversion Election. A Series A Holder shall effect conversions pursuant to this Section 3 by providing the Corporation with the form of conversion notice which shall be provided by the Corporation upon request (a "Series A Notice of Conversion"). Each Series A Notice of Conversion shall specify the number of shares of Series A Stock to be converted, the number of shares of Series A Stock owned prior to the conversion at issue, the number of shares of Series A Stock owned subsequent to the conversion at issue, the number of Conversion Shares to be received, and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Series A Holder delivers such Series A Notice of Conversion to the Corporation (such date, the "Series A Conversion Date"). If no Series A Conversion Date is specified in a Series A Notice of Conversion, the Series A Conversion Date shall be the date that such Series A Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Series A Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Series A Notice of Conversion form be required. The calculations and entries set forth in the Series A Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series A Stock, a Series A Holder shall not be required to surrender any certificate(s) representing the shares of Series A Stock to the Corporation unless all of the shares of Series A Stock represented thereby are

so converted, in which case such Holder shall deliver the certificate representing such shares of Series A Stock promptly following the Series A Conversion Date at issue, provided that the Series A Stock is not required to be certificated. The Corporation shall, as soon as practicable thereafter, record the applicable Series A Holder as the holder of the applicable Conversion Shares in the books and records of the Corporation, or, at the option of the Corporation, issue and deliver at such office to such Series A Holder a certificate or certificates for the number of Conversion Shares to which such Series A Holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made on the Series A Conversion Date, and the person or persons entitled to receive the Conversion Shares shall be treated for all purposed as the record holder or holders of such shares of Common Stock as of such date. All shares of Series A Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive Conversion Shares in exchange therefor.

(e) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Stock. Each Series A Notice of Conversion shall be for a number of shares of Series A Stock which result in a whole number of Conversion Shares being issuable. Notwithstanding the foregoing, in the event that for any reason there is a fraction of a Conversion Share which a Series A Holder would otherwise be entitled to receive upon such conversion of the Series A Stock, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation, or round up to the next whole share of Common Stock.

(f) Transfer Taxes and Expenses. The issuance of Series A Conversion Shares on conversion of Series A Stock shall be made without charge to any Series A Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Series A Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Series A Conversion Shares upon conversion in a name other than that of the applicable Series A Holder of such shares of Series A Stock and the Corporation shall not be required to issue or deliver such Series A Conversion Shares unless or until the Person (as defined below) or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. For purposes hereof, "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(g) Adjustment Due to Merger, Consolidation, Etc. If, at any time when the Series A Stock is issued and outstanding and prior to conversion of the applicable share(s) of Series A Stock, the Common Stock is converted into another class of securities of the Corporation or any successor entity to the Corporation, whether by way of merger, reorganization, re-incorporation or otherwise (the "Replacement

Securities"), any reference herein to the Common Stock (whether standing alone or as part of another defined term herein) automatically upon the consummation of the applicable transaction shall be deemed a reference to such Replacement Securities. In the event that the Corporation completes a share exchange with another entity wherein all of the issued and outstanding shares of Common Stock are exchanged for equity interests in the other entity (the "Exchanged Securities"), any reference herein to the Common Stock (whether standing alone or as part of another defined term herein) automatically upon the consummation of the applicable transaction shall be deemed a reference to such Exchanged Securities. The adjustments in this Section 3(g) shall be undertaken each time any such event occurs

Section 4. Voting Power. Other than as set forth in Section 7, on any matter, event or action submitted to the holders of Common Stock for a vote or on which the holders of Common Stock have a right to vote, each share of Series A Stock shall have a number of votes equal to the number of Conversion Shares into which the Series A Stock is convertible as of the record date for shareholders entitled to vote thereon, but without any conversion being required in connection therewith and regardless of whether there are a sufficient number of authorized but unissued shares of Common Stock to permit full conversion of all shares of Series A Stock, and the Series A Stock shall vote on any such matter, event or action submitted to the holders of Common Stock for a vote or on which the holders of Common Stock have a right to vote, together with the Common Stock as one class.

Section 5. Participation. The Series A Stock shall participate in any dividends, distributions or payments to the holders of the Common Stock on an as-converted basis, but without any conversion being required in connection therewith and regardless of whether there are a sufficient number of authorized but unissued shares of Common Stock to permit full conversion of all shares of Series A Stock.

Section 6. No Preferences upon Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the Series A Stock shall not be entitled to receive any preferential distribution of any of the assets or surplus funds of the Corporation, but shall participate with the Common Stock in any such distributions pursuant to the provisions of Section 5, but without any conversion being required in connection therewith and regardless of whether there are a sufficient number of authorized but unissued shares of Common Stock to permit full conversion of all shares of Series A Stock.

Section 7. Amendment.

(a) The Corporation may not, and shall not, amend this Certificate of Designations, including by merger, consolidation or otherwise, without the prior written consent of Series A Holders holding a majority of the issued and outstanding shares of Series A Stock, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of the Series A Holders and with each share of Series A Stock having one vote on such matter, and any such act or transaction entered into without such vote or consent shall be null and void *ab initio*, and of no force or effect.

(b) In addition to any other rights and restrictions provided under applicable law, the Corporation may not, and shall not, amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or bylaws, including by merger, consolidation or otherwise, if such action would adversely alter or change

the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Series A Stock, as reasonably determined and agreed in writing by the Series A Holders holding a majority of the Series A Stock issued and outstanding, without the prior written consent of Series A Holders holding a majority of the issued and outstanding shares of Series A Stock, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of the Series A Holders and with each share of Series A Stock having one vote on such matter, and any such act or transaction entered into without such vote or consent shall be null and void *ab initio*, and of no force or effect.

Section 8. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the holder of the Series A Stock (the "Series A Holder") shall be in writing and delivered personally, by facsimile, via email with return receipt requested, sent by a nationally recognized overnight courier service, addressed to the Corporation at the primary offices of the Corporation. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, via email with return receipt requested, sent by a nationally recognized overnight courier service addressed to the Series A Holder at the email, facsimile, telephone number or address of such Series A Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Series A Holder. Any notice or other communication or delivery hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 8(a) prior to 5:30 p.m. (Eastern time); (ii) upon receipt of a return receipt if sent via email; (iii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 8(a) later than 5:30 p.m. (Eastern time) on any date and earlier than 11:59 p.m. (Eastern time) on such date, (iv) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

(b) Legend. Any certificates representing the Series A Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH

HEREIN.

(c) Lost or Mutilated Series A Stock Certificate. If the certificate for the Series A Stock held by a Series A Holder thereof shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series A Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(d) Waiver. Any waiver by the Corporation or a Series A Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or a Series A Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

(e) Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

IN WITNESS WHEREOF, Descrypto Holdings, Inc. has caused this Certificate of Designations to be signed by a duly authorized officer on this 10th day of January 2022.

Descrypto Holdings, Inc.

By: ______________________
Name: Howard Gostfrand
Title: Chief Executive Officer